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                                                                    Exhibit 99.1

TIMCO Aviation Services, Inc.
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                                                           NEWS

Release: February 28, 2002

Contact: Roy T. Rimmer, Jr., Chairman/Chief Executive Officer - (336) 668-4410
         Morgen-Walke Associates: Christine Mohrmann/Lauren Levine -
         (212) 850-5600
         Media: Jason Rando - (212) 850-5600

              TIMCO AVIATION SERVICES, INC. ANNOUNCES COMPLETION OF
                                 RESTRUCTURING

Greensboro, North Carolina, February 28, 2002 - TIMCO Aviation Services, Inc. (formerly known as Aviation Sales Company (OTCBB:TMAS; formerly OTCBB:AVIO) today announced the completion of its previously announced restructuring. In the note exchange portion of the restructuring, the Company exchanged $148,753,000 of its old 8 1/8% senior subordinated notes due 2008 for $5.1 million in cash, $100 million of its new 8% senior subordinated convertible PIK notes, 4.5 million shares of its post-reverse split common stock, and five year warrants to purchase 3.0 million shares of its post-reverse split common stock at an exercise price of $5.16 per share. In the rights offering portion of the restructuring, the Company sold 24.0 million shares of its post-reverse split common stock, raising gross proceeds of $20 million. The net proceeds of the rights offering, approximating $11.0 million after payment of the cash proceeds of the Note Exchange Offer and expenses of the restructuring, will be used by the Company for working capital. After completion of the restructuring, Lacy J. Harber, the Company's principal stockholder, owns in excess of 60% of the Company's outstanding common stock.

The Company also reported that its previously announced one-share-for-ten-shares reverse split of its outstanding common stock became effective at the opening of the market this morning. Also effective as of the opening of the market this morning was the change in the Company's corporate name from "Aviation Sales Company" to "TIMCO Aviation Services, Inc." and the change in the trading symbol for the Company's common stock on the Bulletin Board maintained by the NASD from "AVIO" to "TMAS." The Company also reported that it has distributed five year warrants to purchase 3.0 million shares of its post-reverse split common stock at an exercise price of $5.16 per share to its stockholders of record at the close of business on February 27, 2002 (immediately prior to the closing of the Rights Offering and the Note Exchange Offer).

Roy T. Rimmer, Jr., the Company's Chairman and Chief Executive Officer, stated:
"We are very pleased to complete our restructuring and appreciative of the strong support which we received from our customers, stockholders and noteholders during this restructuring process. The restructuring will provide working capital for our operations and will allow us to once again focus all of our future efforts on meeting the requirements of our customers and returning our
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TIMCO AVIATION SERVICES, INC. COMPLETES RESTRUCTURING                     PAGE 2

Company, which is the largest independent provider of airframe heavy maintenance in the world, to profitability."

Lacy J. Harber, the Company's principal stockholder, stated: "I am pleased to continue my association with TIMCO Aviation Services. I believe strongly in the Company's business franchise and am very supportive of the Company's new management team. I am convinced that with the hard work and continued dedication of all of our employees and management, we will continue to provide industry leading quality and delivery performance and expand our position as a leader in the airframe heavy maintenance market."

TIMCO Aviation Services, Inc. (formerly known as Aviation Sales Company) is a leading independent provider of fully integrated aviation maintenance, repair and overhaul (MR&O) services for major commercial airlines and maintenance and repair facilities. The Company currently operates four MR&O businesses: TIMCO, which, with its three locations, is one of the largest independent providers of heavy aircraft maintenance services in North America; Aerocell Structures, which specializes in the MR&O of airframe components, including flight surfaces; Aircraft Interior Design, which specializes in the refurbishment of aircraft interior components; and TIMCO Engine Center, which refurbishes JT8D engines. The Company also operates TIMCO Engineered Systems, which provides engineering services to our MR&O operations and our customers.

This press release contains certain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. A number of factors, including those identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and those identified below, could adversely affect the Company's ability to obtain these results: the Company's ability to continue to generate sufficient working capital from operations to meet its operating requirements and service its indebtedness, the Company maintaining good working relationships with its vendors and customers, the Company's ability to achieve gross margins at which it can be profitable, including margins on services the Company performs on a fixed price basis, competition in the aircraft maintenance, repair and overhaul market and the impact on that market and the Company of the terrorist attacks on September 11, 2001, the Company's ability to attract and retain qualified personnel in its business, utilization rates for its MR&O facilities, the Company's ability to effectively manage its business, competitive pricing for the Company's products and services, economic factors which affect the airline industry, and changes in government regulations. Certain of these risks are described in the Company's filings with the Securities and Exchange Commission
(SEC). Copies of the Company's SEC filings are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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